EXHIBIT 99.1
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NEWS FOR IMMEDIATE RELEASE                          CONTACT: BRIEN M. CHASE, CFO
JULY 31, 2003                                                304-525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                              CHARGES OFF LOANS AND
                       INCREASES ALLOWANCE FOR LOAN LOSSES
                             AT FARMERS DEPOSIT BANK

         PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI) a community bank holding company with seven bank subsidiaries announced on June 16, 2003 that it was increasing its allowance for loan losses as a result of problems at one of its subsidiary banks and was committed to cover any re-estimation of the probable incurred losses that may exist in the subsidiary bank's loan portfolio.

         As a result of the ongoing internal investigation announced on June 16, 2003, Premier uncovered a systematic disregard for its loan approval and credit administration policies at Farmers Deposit Bank (the "Bank"), its subsidiary bank headquartered in Eminence, Kentucky. On June 12, 2003, Premier accepted the resignation of that bank's president. Upon discovery, Premier promptly informed its supervisory bank regulatory authorities who have since aided in the investigation. Premier sent to the Bank an accounting firm retained by it, senior credit administration staff from its other affiliate bank subsidiaries, and its director of risk management to conduct an investigation. As a result of the investigation to date, Premier charged-off approximately $6.2 million of loans at the Bank in the month of June. Premier has also increased the allowance for loan losses at the Bank to over $8.7 million to absorb probable future charge-offs which may be necessary as the investigation continues and action plans are developed and executed. The combined result of the charge-offs and the increase in the allowance for loan losses was a charge to earnings in the month of June for a $12.1 million provision for loan losses, $8.0 million net of tax benefits.

         Premier's initial investigation indicates that the Bank's former president had engaged in conduct which subverted the Bank's internal controls and credit administration policies, conduct which appears to have been designed to avoid detection by those entities employed by Premier to perform independent reviews of its subsidiaries' accounting records, internal controls, and credit risk. While the investigation is still on-going, management at Premier has implemented a number of actions since the Bank president's resignation including the appointment of one of Premier's senior executives as interim chief executive officer of the Bank; the development of a plan in conjunction with the FDIC to inject capital at the Bank as needed to continue to maintain the Bank's "Well Capitalized" designation; daily meetings of a loan committee, chaired by the interim chief executive officer, to review all new loan applications and renewals; the hiring of a senior collection officer with 20+ years of collection experience; and developing collection plans for the loans that were charged-off as well as other loans within the loan portfolio.

         Robert W. Walker, Premier's president and chief executive officer commented, "Often when a company implements strategies to strengthen its credit culture and administration policies, problems surface after corrective action is in place. Furthermore, the surfacing of problems can appear to indicate progress is not being made. While we are committed to recognizing our losses as they occur, the timing and magnitude of this event is going to overshadow all of the hard work and progress achieved by our management team. Our West Virginia and Ohio banks are enjoying record profitability since becoming Premier subsidiaries, our debt reduction strategies are reducing our interest costs, our cost reduction strategies are lowering our overhead costs, and our recovering Kentucky banks are all reducing their non-performing assets and exceeding their budgetary income goals by double digit percentages.

         "The Bank's former president was trusted as a prudent bank administrator with 18 years of experience as the Bank's CEO and as a member of our management team. We recruited and hired an executive vice president of the Bank in late March 2003 to assist him with implementation of our culture change which was proceeding more slowly than we had wanted. Thereafter, it became apparent that our trust in the former president had been misplaced. I would like to extend my sincerest appreciation for all of the Premier employees who have sacrificed a great deal of their personal time in the past few months as they have either traveled away from home to assist in the investigation or filled in for those who were away. I would also like to commend Denny Klingensmith for taking on the interim CEO position. Denny did an absolutely marvelous job as interim CEO at our Georgetown, Kentucky affiliate when its president resigned this past November and was instrumental in beginning the turn-around process at that bank."

         In the coming days, Premier will announce its second quarter and year-to-date consolidated financial results.

         Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.